Exhibit 99.1

APOLLO MEDICAL HOLDINGS REPORTS 46% REVENUE INCREASE FOR 2018

Alhambra, CA and Glendale, CA – (PR Newswire) – March 18, 2019 – Apollo Medical Holdings, Inc. (“ApolloMed” or the “Company”) (NASDAQ: AMEH), an integrated population health management company, today announced its consolidated 2018 consolidated financial results for the year ended December 31, 2018.

Financial Highlights for the Year Ended December 31, 2018 compared to the Year Ended December 31, 2017:

▪	Total revenue of $519.9 million for the year ended December 31, 2018 as compared to total revenue of $356.4 million for the year ended December 31, 2017, an increase of 46%.

▪	Income from operations of $88.4 million for the year ended December 31, 2018 as compared to $35.1 million for the year ended December 31, 2017, an increase of 152%.

▪	Net income attributable to Apollo Medical Holdings, Inc. of $10.8 million for the year ended December 31, 2018 as compared to $25.8 million for the year ended December 31, 2017, a decrease of 58%.
▪	As of December 31, 2018, the Company had total assets of $513.0 million, including cash and cash equivalents of $106.9 million.

“2018 was a year of exceptional growth, and we are proud of the entire ApolloMed team,” stated Eric Chin, Chief Financial Officer of ApolloMed. “We enter 2019 with a strong foundation and good momentum and will continue to execute on our strategies for long-term success.”

“We made significant investments in talent and infrastructure in 2018 which impacted our near-term profitability, but which we believe positions us very well for long-term growth,” stated Warren Hosseinion, M.D., Co-Chief Executive Officer of ApolloMed. “We believe our population health management platform is central to the shift of the healthcare industry from fee-for-service payments to value-based reimbursements.”

“We are considering accessing the credit and equity markets this year, and deploying this capital to further accelerate our growth,” stated Thomas Lam, M.D., Co-Chief Executive Officer of ApolloMed. “Our management team has identified a pipeline of acquisitions and is actively evaluating several potential acquisitions.”

“National health spending, which was approximately $3.6 trillion in 2018, is projected to reach nearly $6 trillion by 2027. Approximately 10,000 people are enrolling in Medicare every day, and this is expected to continue until 2030,” stated Kenneth Sim, M.D., Executive Chairman of ApolloMed. “We believe that the Company is very well-positioned to benefit from these key economic and demographic factors. Our team is more energized than ever and we are confident in our prospects to create shareholder value through successful execution of our strategies.”

For more details on ApolloMed’s December 31, 2018 year end results, please refer to the Company’s Annual Report on Form 10-K to be filed with the U.S. Securities Exchange Commission (“SEC”) and accessible at www.sec.gov.

Apollo Medical Holdings, Inc.

Consolidated Balance Sheets (unaudited)

December 31,	2018	2017

Assets

Current assets
Cash and cash equivalents	$106,891,503	$99,749,199
Restricted cash	-	18,005,661
Investment in marketable securities	1,127,102	1,143,095
Receivables, net	7,734,631	7,602,812
Receivables, net – related parties	48,721,325	12,514,492
Prepaid expenses and other current assets	8,388,231	5,144,303

Total current assets	172,862,792	144,159,562

Noncurrent assets
Land, property and equipment, net	12,721,082	13,814,306
Intangible assets, net	86,875,883	103,533,558
Goodwill	185,805,880	189,847,202
Loans receivable – related parties	17,500,000	15,000,000
Investments in other entities – equity method	34,876,980	21,903,524
Investment in a privately held entity that does not report net asset value per share	405,000	-
Restricted cash – long-term	745,470	745,235
Other assets	1,205,962	1,632,406

Total noncurrent assets	340,136,257	346,476,231

Total assets	$512,999,049	$490,635,793

Apollo Medical Holdings, Inc.

Consolidated Balance Sheets (unaudited) (Continued)

December 31,	2018	2017

Liabilities, Mezzanine Equity and Shareholders’ Equity

Current liabilities
Lines of credit – related party	$-	$5,025,000
Accounts payable and accrued expenses	25,075,489	13,279,620
Provider incentives payable	-	21,500,000
Fiduciary accounts payable	1,538,598	2,017,437
Medical liabilities	33,641,701	63,972,318
Income taxes payable	11,621,861	3,198,495
Bank loan, short-term	40,257	510,391
Capital lease obligations	101,741	98,738

Total current liabilities	72,019,647	109,601,999

Noncurrent liabilities
Lines of credit - related party	13,000,000	-
Deferred tax liability	19,615,935	24,916,598
Liability for unissued equity shares	1,185,025	1,185,025
Dividend payable	-	18,000,000
Capital lease obligations, net of current portion	517,261	619,001

Total noncurrent liabilities	34,318,221	44,720,624

Total liabilities	106,337,868	154,322,623

Commitments and Contingencies

Mezzanine equity
Noncontrolling interest in Allied Pacific of California IPA	225,117,029	172,129,744

Shareholders’ equity
Series A Preferred stock, par value $0.001; 5,000,000 shares authorized (inclusive of Series B Preferred stock); 1,111,111 issued and zero outstanding	-	-
Series B Preferred stock, par value $0.001; 5,000,000 shares authorized (inclusive of Series A Preferred stock); 555,555 issued and zero outstanding	-	-
Common stock, par value $0.001; 100,000,000 shares authorized, 34,578,040 and 32,304,876 shares outstanding, excluding 1,850,603 and 1,682,110 Treasury shares, at December 31, 2018 and 2017, respectively	34,578	32,305
Additional paid-in capital	162,723,051	158,181,192
Retained earnings	17,788,203	1,734,531
	180,545,832	159,948,028

Noncontrolling interest	998,320	4,235,398

Total shareholders’ equity	181,544,152	164,183,426

Total liabilities, mezzanine equity and shareholders’ equity	$512,999,049	$490,635,793

Apollo Medical Holdings, Inc.

Consolidated Statements of Income (unaudited)

Years ended December 31,	2018	2017

Revenue
Capitation, net	$344,307,058	$272,921,240
Risk pool settlements and incentives	100,927,841	44,598,373
Management fee income	49,742,755	26,983,695
Fee-for-service, net	19,703,999	7,449,249
Other income	5,226,099	4,403,373

Total revenue	519,907,752	356,355,930

Operating expenses
Cost of services	361,132,111	273,453,287
General and administrative expenses	43,353,787	26,249,532
Depreciation and amortization	19,303,179	19,075,353
Provision for doubtful accounts	3,887,647	-
Impairment of goodwill and intangible assets	3,798,866	2,431,791

Total expenses	431,475,590	321,209,963

Income from operations	88,432,162	35,145,967

Other (expense) income
Loss from equity method investments	(8,125,285)	(1,112,541)
Interest expense	(560,515)	(79,689)
Interest income	1,258,638	1,015,204
Change in fair value of derivative instrument	-	(44,886)
Gain on settlement of preexisting note receivable from ApolloMed	-	921,938
Gain from investments – fair value adjustments	-	13,697,018
Other income	1,622,131	168,102

Total other (expense) income, net	(5,805,031)	14,565,146

Income before provision for income taxes	82,627,131	49,711,113

Provision for income taxes	22,359,640	3,886,785

Net income	60,267,491	45,824,328

Net income attributable to noncontrolling interests	49,432,489	20,022,486

Net income attributable to Apollo Medical Holdings, Inc.	$10,835,002	$25,801,842

Earnings per share – basic	$0.33	$1.01

Earnings per share – diluted	$0.29	$0.90

Weighted average shares of common stock outstanding – basic	32,893,940	25,525,786

Weighted average shares of common stock outstanding – diluted	37,914,886	28,661,735

Note About Consolidated Entities

The Company consolidates entities in which it has a controlling financial interest. The Company consolidates subsidiaries in which it holds, directly or indirectly, more than 50% of the voting rights, and variable interest entities (“VIEs”) in which the Company is the primary beneficiary. Noncontrolling interests represent equity ownership interests (including certain VIEs) in the Company’s consolidated entities. The amount of net income attributable to noncontrolling interests is disclosed in the Company’s consolidated statements of income.

Note About Stockholders’ Equity, Certain Treasury Stock and Earnings Per Share

As of the date of this press release, 480,212 shares of ApolloMed’s common stock to be issued as part of the merger (the “Merger”) involving ApolloMed and Network Medical Management (“NMM”) in 2017 are subject to ApolloMed receiving from those former NMM shareholders a properly completed letter of transmittal (and related exhibits) before such former NMM shareholders may receive their pro rata portion of ApolloMed common stock and warrants. Pending such receipt, such former NMM shareholders have the right to receive, without interest, their pro rata share of dividends or distributions with a record date after the effectiveness of the Merger. The Company’s consolidated financial statements have treated such shares of common stock as outstanding, given the receipt of the letter of transmittal is considered perfunctory and the Company is legally obligated to issue these shares as of the closing of the Merger.

Shares of ApolloMed’s common stock owned by Allied Physicians of California IPA (d.b.a. Allied Pacific of California IPA), a VIE of the Company, are legally issued and outstanding but excluded from shares of common stock outstanding in the Company’s consolidated financial statements, as such shares are treated as treasury shares for accounting purposes. Such shares, therefore, are not included in the number of shares of common stock outstanding used to calculate the Company’s earnings per share.

About Apollo Medical Holdings, Inc.

ApolloMed is a leading physician-centric integrated population health management company, which, together with its subsidiaries, including a Next Generation Accountable Care Organization (“NGACO”), and its affiliated independent practice associations (“IPAs”) and management services organizations (“MSOs”), are working to provide coordinated, outcomes-based high-quality medical care for patients, particularly senior patients and patients with multiple chronic conditions, in a cost-effective manner.  ApolloMed focuses on addressing the healthcare needs of its patients by leveraging its integrated health management and healthcare delivery platform that includes NMM (MSO), Apollo Medical Management (MSO), ApolloMed Hospitalists, APA ACO (NGACO), Allied Physicians of California (IPA) and Apollo Care Connect (Digital Population Health Management Platform).  For more information, please visit www.apollomed.net.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, such as statements about the Company’s continued growth, ability to delivery sustainable long-term value, ability to respond to the changing environment, operational focus, strategic growth plans, and merger integration efforts. Forward-looking statements reflect current views with respect to future events and financial performance and therefore cannot be guaranteed. Such statements are based on the current expectations and certain assumptions of the Company's management, and some or all of such expectations and assumptions may not materialize or may vary significantly from actual results. Actual results may also vary materially from forward-looking statements due to risks, uncertainties and other factors, known and unknown, including the risk factors described from time to time in the Company's reports to the SEC, including without limitation the risk factors discussed in the Company's Annual Report on Form 10-K filed with the SEC on March 18, 2019.

FOR MORE INFORMATION, PLEASE CONTACT:

Warren Hosseinion, M.D.
Co-Chief Executive Officer
Apollo Medical Holdings, Inc.
(818) 839-5200
warrenhoss@apollomed.net